EXHIBIT 99.1



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For Immediate Release:
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                    FELCOR REPORTS IMPROVING OCCUPANCY TRENDS

         IRVING, Texas...October 4, 2001 -- FelCor Lodging Trust Incorporated (NYSE: FCH), the nation's second largest hotel real estate investment trust
(REIT), announced today that Thomas J. Corcoran, Jr., FelCor's President and CEO, participated in this week's Deutsche Banc Alex. Brown Annual Global High Yield "virtual" Conference. During his presentation via audio webcast, Mr. Corcoran cited steadily improving hotel occupancy levels since the lows experienced following the September 11, 2001 terrorist attacks, and also provided key information about the Company's operating performance.

         FelCor's preliminary third quarter monthly RevPAR declines, compared to the same periods in the prior year, were approximately 10.1 percent in July,
11.6 percent in August, and 31 percent in September. The Company expects a third quarter 2001 RevPAR decline from the prior year of approximately 17 percent. This decline is primarily due to the sharp occupancy drop as a result of September's events and the subsequent decline in airline travel and increase in hotel reservation cancellations.

         "After the tragic events on September 11, 2001, we experienced an occupancy low on September 16, similar to most hotel companies. Since that time, hotel occupancies have begun to rebound on a daily basis and trends continue to be encouraging. Occupancy improved by six percentage points from 48 percent in the third week in September to 54 percent in the last week in September with the occupancy high of 62 percent on Saturday, September 29," said Corcoran. "America is getting back to business. During one of the worst months in the history of the hotel industry, FelCor's portfolio occupancy was 54 percent. This occupancy level, at September rates and margins, approximates FelCor's breakeven cash flow after interest costs," Corcoran added.

         FelCor rescinded its earnings guidance on September 21, 2001, at the time it announced the termination of the MeriStar Hospitality merger. During his presentation, Mr. Corcoran indicated that it is a challenging time for the industry and that it is difficult to provide meaningful earnings guidance. He also indicated that the uncertain economic environment could lead to a re-evaluation of the Company's dividend policy, but stated that any decision would be made later in the year and only after the accumulation of more information than is currently available.

         "FelCor's stock price currently indicates an asset value of about $65,000 per key, as compared to its cost per key of approximately $100,000. We believe there has been an over- reaction in the equity markets to September's softening in lodging demand and that there will be substantial opportunities for FelCor by late 2002," stated Corcoran.

                                     -more-


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FelCor Reports Improving Occupancy Trends
October 4, 2001
Page 2


          Interested investors and other parties can access the audio replay of Mr. Corcoran's presentation from the Company's website at www.felcor.com by clicking on the microphone icon on either the "Investor Relations" or "FelCor News" pages. Investors also can participate by dialing Deutsche Banc's conference call dial in number at 1-877-567-6728, reference "FelCor." In addition to the audio replay, FelCor's slide materials associated with the audio webcast will be available in the Investor Relations section of the website on the "Presentations" page.

          FelCor's hotel portfolio consists of 185 hotels with approximately 50,000 rooms and suites and is concentrated primarily in the upscale and full-service segments. FelCor is the owner of the largest number of Embassy Suites(R), Crowne Plaza(R), Holiday Inn(R) and independently owned Doubletree(R)-branded hotels. Other leading hotel brands under which FelCor's hotels are operated include Sheraton Suites(R), Sheraton(R) and Westin(R). FelCor has a current market capitalization of approximately $2.9 billion. Additional information can be found on the Company's website at www.felcor.com.

         Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the ability of the company to cope with the economic disruption resulting from the terrorist attacks that occurred on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. For a more detailed description of some of those risks and uncertainties, please read the sections titled "Cautionary Factors That May Affect Future Results" in the Annual Report on Form 10-K of FelCor Lodging Trust Incorporated for the year ended December 31, 2000, and in FelCor's subsequent filings with the Securities and Exchange Commission.

                                       ###

Contact:
Thomas J. Corcoran, Jr.,
President and CEO                         (972) 444-4901  tcorcoran@felcor.com
                                                          --------------------
Richard J. O'Brien,
Executive Vice President and CFO          (972) 444-4932  robrien@felcor.com
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Monica L. Hildebrand,
Vice President of Communications          (972) 444-4917  mhildebrand@felcor.com
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Stephen A. Schafer,
Director of Investor Relations            (972) 444-4912  sschafer@felcor.com
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